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                                                                Exhibit 99.2

                        [LETTERHEAD]

FOR IMMEDIATE RELEASE                 MEDIA INQUIRIES: CINDY RAINES
OCTOBER 11, 2000                      (865) 584-0550 or craines@ackermannpr.com


                        MOLL INDUSTRIES, INC. ANNOUNCES
                   OFFER TO PURCHASE OUTSTANDING SENIOR NOTES


         KNOXVILLE, TN -- Moll Industries, Inc. (the "Company") announced today that it has commenced a tender offer (the "Offer") for all of its outstanding 11 3/4% senior Notes due 2004 (the "Notes"). The Company purchased $50.0 in aggregate principal amount of the Notes in a tender offer and consent solicitation which was settled on August 11, 2000. The Company is now offering to purchase the remaining $50 million aggregate principal amount of Notes for cash.

         Each owner of Notes (a "Holder") has the following two options in connection with the Offer:

         - TENDER NOTES BY THE EXPIRATION DATE (5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 8, 2000). Holders of Notes that are validly tendered and not withdrawn prior to the Expiration Date will receive a price (the "Purchase Price") of $850 per $1,000 of Notes that are accepted for purchase, plus accrued and unpaid interest up to but not including third business day following the Expiration Date (the "Settlement Date"). HOLDERS WHO DESIRE TO TENDER THEIR NOTES PURSUANT TO THE OFFER AND RECEIVE THE PURCHASE PRICE ARE REQUIRED TO TENDER ALL OF THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE.

         - DECLINE TO VALIDLY TENDER NOTES. Holders of Notes in this category will NOT be eligible to receive the Purchase Price. Holders who do not wish to tender their Notes pursuant to the Offer need take no action.

         The Company's obligations in respect of the Offer are conditioned upon the satisfaction of the conditions set forth in the Offer, including, without limitation, the condition that the Company close the proposed sale of its Cosmetics Division to subsidiaries of Pechiney, S.A., a company

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organized under the laws of France, pursuant to which the Company would obtain funds to settle all payment obligations with respect to Notes accepted for purchase pursuant to the Offer.

         D.F. King & Co., Inc. is acting as information agent for the Offer. The depositary for the Offer is State Street Bank & Trust Company. Copies of the Offer to Purchase may be obtained from the information agent at 212-269-5500 or 800-269-6427.

         Moll Industries, Inc. is a leading, full-service manufacturer and designer of custom molded and assembled plastic components for a broad array of customers and end markets throughout North America and Europe. Products using Moll's plastics components are sold in a wide range of end markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices.

         This press release does not constitute an offer to purchase the Notes. The Offer is made solely by the Offer to Purchase dated October 11, 2000 by the Company.


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